Exhibit 99.1

Flexion Therapeutics Reports Third-Quarter 2015 Financial Results

Recent Highlights

•	Secured a notice of allowance for the trademark Zilretta™ (previously known as FX006) from the United States Patent and Trademark Office (U.S. PTO)

•	Advanced Zilretta™, company’s lead program, with completion of patient enrollment in Phase 3 clinical trial, top-line pivotal data readout from Phase 2b clinical trial, and Fast Track Designation from the U.S. Food & Drug Administration

•	Added second contract manufacturer to bolster manufacturing capacity for planned commercialization of Zilretta™

•	Entered into a $30 million syndicated senior secured-term loan facility primarily to finance manufacturing capacity expansion; to date $15 million has been drawn down

BURLINGTON, Mass., November 9, 2015 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today announced financial results for the third quarter ended September 30, 2015.

“We continue to focus on advancing our lead program, Zilretta™ (a potential first-in-class injectable, non-opioid, sustained-release, intra-articular (IA) treatment for patients with moderate to severe osteoarthritis (OA) pain), toward a potential New Drug Application (NDA) filing in the second half of 2016,” said Michael Clayman, M.D., Flexion Therapeutics President and Chief Executive Officer. “During the third quarter, we completed enrollment in our second pivotal trial (a Phase 3 study) and announced top-line data from our pivotal Phase 2b clinical trial, noting that while it did not achieve its primary endpoint, Zilretta™ provided substantial and persistent pain relief compared to placebo and was well-tolerated with a safety profile comparable to placebo. A pre-specified, commonly applied sensitivity analysis (Baseline Observation Carried Forward/Last Observation Carried Forward (BOCF/LOCF)) that addresses patient dropouts, however, did demonstrate statistical significance for the primary endpoint at 12-weeks (p = 0.042) in addition to weeks 1 to 11 and week 13. For reference, we have now posted the BOCF/LOCF data curve on our website at www.flexiontherapeutics.com under Programs and Pipeline/Scientific Presentations. In addition, we have posted the original data curves with error bars to help illustrate the clear separation of the Zilretta™ curve from the placebo curve. Also, we were gratified to receive the notification of allowance for the trademark Zilretta™ from the U.S. PTO.”

Third-Quarter Financial Results

The company reported a net loss of $11.1 million for the third quarter of 2015, compared to a net loss of $7.0 million for the third quarter of 2014.

Research and development expenses increased to $7.8 million in the third quarter of 2015, compared to $4.7 million for the same period in 2014, due to an increase in Zilretta™ program expenses related to the recently completed pivotal Phase 2b clinical trial and the on-going Phase 3 clinical trial, as well as higher expenses related to manufacturing scale-up.

General and administrative expenses increased to $3.2 million in the third quarter of 2015, as compared to $2.3 million for the same period in 2014, due primarily to increases in salary and related costs associated with increased headcount, including stock based compensation expense.

For the nine months ended September 30, 2015, the company reported a net loss of $32.7 million, compared to a net loss of $19.5 million for the same period in 2014.

Research and development expenses increased to $23.7 million for the nine months ended September 30, 2015 compared to $12.4 million for the same period in 2014, due to an increase in Zilretta™ program expenses related to the recently completed pivotal Phase 2b clinical trial and the preparation and initiation of the Phase 3 clinical trial, as well as higher expenses related to manufacturing of clinical trial supplies and supply scale-up. Increases in salary and other employee related costs, including stock compensation expense, also contributed to the higher spending level.

General and administrative expenses increased to $8.9 million for the nine months ended September 30, 2015 compared to $6.8 million for the same period in 2014, due to salary and related employee costs, including stock compensation expense, due to additional headcount.

As of September 30, 2015, the company had $132.2 million in cash, cash equivalents, and marketable securities compared to $151.6 million as of December 31, 2014.

Third Quarter Highlights and Recent News:

•	In July 2015, we completed enrollment in a Phase 3 clinical trial with Zilretta™ in patients with moderate to severe OA knee pain. We expect to report topline data in February 2016.

•	Also in July 2015, we entered into a strategic manufacturing and supply agreement with Patheon, a leading global provider of high-quality drug development and delivery solutions to the pharmaceutical and biopharmaceutical industries, for the manufacture of Zilretta™. This agreement complements Flexion’s existing manufacturing relationship with Evonik Corporation to create additional supply for Zilretta™.

•	To help finance the expansion of our manufacturing and supply capacity with our contract manufacturing organizations, we announced in early August that we had entered into a $30 million syndicated senior secured-term loan facility with Midcap Financial and Silicon Valley Bank. We have drawn down $15 million under the facility and may draw down the remaining $15 million following receipt of positive data from our Phase 3 clinical trial of Zilretta™ sufficient to file an NDA, subject to other customary conditions.

•	In early September, we announced that the U.S. Food and Drug Administration (FDA) had granted Zilretta™ a Fast Track Designation, which may expedite the NDA submission process for the drug candidate.

•	Also in early September, we reported top-line results from the first of two pivotal clinical trials of Zilretta™. Based on data from this pivotal study and our previously completed Phase 2b dose-ranging study, we believe 40 mg of Zilretta™ can provide clinically meaningful and durable pain relief and has the potential to make a real difference for the many millions of patients with symptomatic knee OA. We are also pleased with the safety profile of Zilretta™. Further analysis of the data is underway and we expect to present full results at a scientific meeting in 2016.

•	Finally, in August, the U.S. PTO granted a notice of allowance for the trademark Zilretta™.

About Flexion Therapeutics

Flexion is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel pain therapies. The company is currently advancing a portfolio of local, injectable, non-opioid drug candidates that have the potential to provide better and more persistent analgesia compared with existing therapy. The company’s lead program, Zilretta™, is an intra-articular (IA) sustained-release therapy in development for patients with moderate to severe osteoarthritis (OA) pain. In the United States, OA is the most common joint disease, affecting 27 million people of which approximately five million patients receive IA injections for OA of the knee annually. The company also has two additional product candidates, FX007, a locally administered TrkA receptor antagonist for post-operative pain, and FX005, an IA, sustained-release p38 MAP kinase inhibitor for end-stage OA patients.

Conference Call

At 4:30 p.m. ET today, Flexion’s management will host a conference call and webcast to review the Company’s third quarter financial results and provide a general business update. The dial-in number for the conference call is (855) 770-0022 for domestic participants and (908) 982-4677 for international participants, with Conference ID # 67511063. A live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website at www.flexiontherapeutics.com. A webcast replay will be available online after the call.

Forward-Looking Statements

Statements in this press release regarding matters that are not historical facts, including statements relating to the future of Flexion; its ongoing development of its product candidates; expected timing and results of the ongoing Phase 3 clinical trial; Flexion’s plans to commercialize ZilrettaTM; expected presentation of additional data from Flexion’s recently-completed Phase 2b clinical trial; plans and timing for regulatory submissions; anticipated clinical and other milestones (including the timing of such milestones); and potential benefits of Zilretta™, are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks associated with the process of discovering, developing and obtaining regulatory approval for drugs that are safe and effective for use as human therapeutics, the fact that results of past clinical trials may not be predictive of subsequent trials, the fact that Flexion relies on third parties to manufacture and conduct the clinical trials of its product candidates, which could delay or limit their future development or regulatory approval, the fact that Flexion will require additional capital, including prior to commercializing Zilretta™ or any of its other product candidates, and may be unable to obtain such additional capital in sufficient amounts or on terms acceptable to it, the risk that Flexion’s patents may be challenged or invalidated, and other risks and uncertainties described in Flexion’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Flexion’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. You are encouraged to read Flexion’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this press release, and Flexion undertakes no obligation to update or revise any of the statements.

FLEXION THERAPEUTICS

CONDENSED STATEMENT OF OPERATIONS

(in thousands, except for per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	7,829	4,658	23,724	12,424
General and administrative	3,197	2,304	8,860	6,822

Total expenses	11,026	6,962	32,584	19,246

Loss from operations	(11,026)	(6,962)	(32,584)	(19,246)
Interest income (expense), net	71	56	476	4
Other income (expense)	(181)	(130)	(638)	(266)

Loss from operations before income tax	(11,136)	(7,036)	(32,746)	(19,508)

Net loss	(11,136)	(7,036)	(32,746)	(19,508)

Basic and diluted net loss per share	$(0.52)	$(0.45)	$(1.52)	$(1.50)
Basic and diluted weighted average number of common shares outstanding	21,507	15,625	21,478	13,008

FLEXION THERAPEUTICS

SELECTED BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2015	2014
Cash and cash equivalents	$73,507	$103,098
Marketable securities	58,658	48,527
Total current assets	133,015	152,127
Working capital	126,429	145,328
Total assets	137,248	153,377
Total notes payable	14,942	3,593

Total stockholders’ equity (deficit)	115,706	144,942

CONTACTS:

Investor Relations Contact

David Carey

Lazar Partners LTD

T: 212-867-1768

dcarey@lazarpartners.com

Media Relations Contact

Mariann Caprino

TogoRun

917.242.1087

M.Caprino@togorun.com

Corporate Contact

Fred Driscoll

Chief Financial Officer

Flexion Therapeutics, Inc.

T: 781-305-7763

fdriscoll@flexiontherapeutics.com